Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
561.413.0112

Record Results for Willis Lease Finance Corporation in 2024

COCONUT CREEK, FL — March 10, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”) today reported record annual total revenues of $569.2 million and pre-tax income of $152.6 million. For the year ended December 31, 2024, aggregate, core lease rent and maintenance reserve revenues were at an all-time record high of $452.1 million, up 30.4% as compared to $346.8 million in 2023. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with a strong aviation marketplace.

“In 2024 we leveraged our strong earnings to reinvest in the most in demand engines and aircraft,” said Austin C. Willis, Chief Executive Officer of WLFC. “Our ability to profitably deploy nearly $1 billion is a direct reflection on how our platform maximizes the value of assets.”

2024 Highlights

•The Company generated a record $152.6 million of pre-tax income in 2024, up 127.4% compared to $67.1 million in 2023.
•Lease rent revenue increased by $25.1 million, or 11.8%, to a record $238.2 million in 2024, compared to $213.1 million in 2023.
•Maintenance reserve revenue was $213.9 million, another record high in 2024, an increase of 60.0%, compared to $133.7 million in 2023, reflecting the increased size of the lease portfolio and specifically those leases on short-term lease conditions. Engines out on lease with “non-reimbursable” usage fees generated $174.5 million of short-term maintenance revenues in 2024, compared to $118.3 million in the prior year. There was $39.4 million of long-term maintenance revenue recognized in 2024, compared to $15.4 million in the prior year. Long-term maintenance revenue is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.
•Spare parts and equipment sales increased to $27.1 million in 2024, compared to $20.4 million in 2023. The increase in spare parts sales reflects the demand for surplus material that we are seeing as operators extend the lives of their current generation engine portfolios. Equipment sales were $1.0 million for the sale of one engine in 2024, as compared to no equipment sales in 2023.
•Gain on sale of leased equipment was $45.1 million in 2024, reflecting the sale of 35 engines, eight airframes, and other parts and equipment from the lease portfolio. Gain on sale of leased equipment was $10.6 million in 2023, reflecting the sale of 28 engines, one airframe, and other parts and equipment from the lease portfolio.
•The book value of lease assets including equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases, increased to $2,872.3 million as of December 31, 2024, as compared to $2,223.4 million as of December 31, 2023. Inclusive of lease assets in our joint ventures, the book value of lease assets increased to $3,238.4 million as of December 31, 2024, as compared to $2,495.4 million as of December 31, 2023.
•Diluted weighted average income per common share was $15.34 for 2024, compared to $6.23 in 2023.
•Book value per diluted weighted average common share outstanding increased to $80.74 at December 31, 2024, compared to $67.73 at December 31, 2023.
•The Company paid its second consecutive, recurring quarterly dividend on its common stock of $0.25 per share in November of 2024, and subsequent to year end 2024, declared and paid its third consecutive, recurring dividend on its common stock of $0.25 per share in February of this year.
•In October of 2024, the Company refinanced and expanded its $500 million credit facility, entering into a new five-year, $1.0 billion credit facility, providing incremental liquidity to support our continued growth.

Balance Sheet

As of December 31, 2024, the Company’s lease portfolio was $2,872.3 million, consisting of $2,635.9 million of equipment held in our operating lease portfolio, $183.6 million of notes receivable, $31.1 million of maintenance rights, and $21.6 million of investments in sales-type leases, which represented 354 engines, 16 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2023, the Company’s lease portfolio was $2,223.4 million, consisting of $2,112.8 million of equipment held in our operating lease portfolio, $92.6 million of notes receivable, $9.2 million of maintenance rights, and $8.8 million of investments in sales-type leases, which represented 337 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Conference Call

WLFC will hold a conference call on Monday, March 10, 2025 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2024 results. Individuals wishing to participate in the conference call should dial: US and Canada (877) 612-6725, International +1 (646) 828-8082, wait for the conference operator and provide the operator with the Conference ID 808553. A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit our website at www.wlfc.global under the Investor Relations section for details.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Lease rent revenue	$64,584	$51,929	24.4%	$238,236	$213,138	11.8%
Maintenance reserve revenue	57,381	37,059	54.8%	213,908	133,668	60.0%
Spare parts and equipment sales	6,762	7,398	(8.6)%	27,099	20,359	33.1%
Interest revenue	3,718	2,311	60.9%	11,683	8,721	34.0%
Gain on sale of leased equipment	11,915	5,480	117.4%	45,063	10,581	325.9%
Maintenance services revenue	6,202	7,461	(16.9)%	24,158	24,168	—%
Other revenue	2,235	2,641	(15.4)%	9,076	7,920	14.6%
Total revenue	152,797	114,279	33.7%	569,223	418,555	36.0%

EXPENSES
Depreciation and amortization expense	24,157	22,794	6.0%	92,460	90,925	1.7%
Cost of spare parts and equipment sales	5,849	5,626	4.0%	22,852	15,207	50.3%
Cost of maintenance services	6,823	6,808	0.2%	24,470	21,159	15.6%
Write-down of equipment	10,362	2,008	416.0%	11,228	4,398	155.3%
General and administrative	42,452	29,637	43.2%	146,757	115,740	26.8%
Technical expense	4,370	8,353	(47.7)%	22,294	28,109	(20.7)%
Net finance costs:
Interest expense	29,386	22,269	32.0%	104,764	78,795	33.0%
Total net finance costs	29,386	22,269	32.0%	104,764	78,795	33.0%
Total expenses	123,399	97,495	26.6%	424,825	354,333	19.9%

Income from operations	29,398	16,784	75.2%	144,398	64,222	124.8%
Income from joint ventures	992	4,197	(76.4)%	8,247	2,908	183.6%
Income before income taxes	30,390	20,981	44.8%	152,645	67,130	127.4%
Income tax expense	9,329	10,028	(7.0)%	44,033	23,349	88.6%
Net income	21,061	10,953	92.3%	108,612	43,781	148.1%
Preferred stock dividends	1,368	903	51.5%	4,126	3,334	23.8%
Accretion of preferred stock issuance costs	69	12	475.0%	108	75	44.0%
Net income attributable to common shareholders	$19,624	$10,038	95.5%	$104,378	$40,372	158.5%

Basic weighted average income per common share	$2.97	$1.57		$15.97	$6.40
Diluted weighted average income per common share	$2.81	$1.53		$15.34	$6.23

Basic weighted average common shares outstanding	6,603	6,375		6,536	6,305
Diluted weighted average common shares outstanding	6,983	6,559		6,804	6,481

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$9,110	$7,071
Restricted cash	123,392	160,958
Equipment held for operating lease, less accumulated depreciation	2,635,910	2,112,837
Maintenance rights	31,134	9,180
Equipment held for sale	12,269	805
Receivables, net	38,291	58,485
Spare parts inventory	72,150	40,954
Investments	62,670	58,044
Property, equipment & furnishings, less accumulated depreciation	48,061	37,160
Intangible assets, net	2,929	1,040
Notes receivable, net	183,629	92,621
Investments in sales-type leases, net	21,606	8,759
Other assets	56,045	64,430
Total assets	$3,297,196	$2,652,344

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$75,983	$52,937
Deferred income taxes	185,049	147,779
Debt obligations	2,264,552	1,802,881
Maintenance reserves	97,817	92,497
Security deposits	23,424	23,790
Unearned revenue	37,911	43,533
Total liabilities	2,684,736	2,163,417

Redeemable preferred stock ($0.01 par value)	63,122	49,964

Shareholders’ equity:
Common stock ($0.01 par value)	72	68
Paid-in capital in excess of par	50,928	29,667
Retained earnings	491,439	397,781
Accumulated other comprehensive income, net of tax	6,899	11,447
Total shareholders’ equity	549,338	438,963
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,297,196	$2,652,344